Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Announces Financial Results for the
Second Quarter of Fiscal 2013

Sales Force Reorganization and Training Complete following Cuattro Vet Acquisition;
Company Refocuses Product Line after Top-to-Bottom Analysis

LOVELAND, CO, August 7, 2013 --Heska Corporation (NASDAQ:HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its second quarter ended June 30, 2013. The Company previously announced the acquisition of 54.6% of Cuattro Vet US, LLC ("Cuattro Vet USA"), which was subsequently renamed Heska Imaging US, LLC, and this acquisition is reflected in Heska's consolidated financial results for the second quarter of 2013 with no contribution in the second quarter last year.

Second Quarter 2013 Highlights:
•	Consolidated revenue for the second quarter of 2013 was essentially unchanged from the second quarter of 2012 at $18.3 million.
•	Core Companion Animal Health revenue increased approximately 1%, while Other Vaccines, Pharmaceuticals and Products revenue decreased 6.2% as compared to the second quarter of 2012.
•
Heska recognized a reserve of $1.1 million, including $768 thousand recognized in cost of revenue, related to the discontinuation of sales and long-term support for its VitalPath blood gas and electrolyte instrument.

•	Heska recognized a reserve of $453 thousand in cost of revenue related to the discontinuation of support for its legacy SpotChem chemistry instrument.
•
Gross profit was $5.0 million, inclusive of the $1.6 million in reserves described above.  Gross profit decreased 37.6% year-over-year and gross margin was 27.5% compared to 44.0% in the second quarter of 2012.

•
The Company reported an operating loss of $3.6 million, inclusive of the $1.6 million in reserves described above and approximately $300 thousand in severance related expenses, compared to operating income of $383 thousand in the second quarter of 2012.

•	Heska sold certain non-core vaccine assets to Elanco Animal Health, a division of Eli Lilly and Company.
•	Heska completed the quarter with $5.4 million in cash, $3.0 million in short-term debt and $12.2 million in working capital.

"Building off the transformative acquisition of a majority interest in Cuattro Vet USA in February, we have spent the last five months focused on the integration of our two organizations, and in particular, the implementation of a commercial turn-around plan," commented Robert Grieve, Heska’s Chairman and CEO. "I am pleased to report that progress in executing this commercial reorganization has been both rapid and highly encouraging. Today, Cuattro Vet USA’s imaging sales and management personnel are now Heska employees, and Cuattro’s main global operations have been physically relocated and integrated into Heska’s corporate headquarters in Colorado.  Cuattro Vet continues to grow consistent with our expectations.  We have completed an accelerated and comprehensive training effort, and all Cuattro Vet USA’s imaging sales team has been trained on Heska’s analyzer offerings and Heska’s sales teams have been trained on Cuattro Vet USA’s imaging and data archival products. With this effort behind us, in June we began offering bundling programs and initiated lead sharing efforts across the organizations.  In addition, we have identified, and have begun to realize, nearly $2 million in annual savings from the combination of our sales and marketing efforts.  With much of this sales force optimization in place, in June we completed a detailed analysis and revision of our go-to-market strategies in blood analyzers. We launched a new sales approach which includes aggressively priced consumables, service, support and instrument use for one, low monthly payment. Early results are encouraging, with the program being well received to date."

Dr. Grieve continued, "In addition, during the quarter we sold certain non-core assets useful for the production of bovine and feline vaccines to Elanco Animal Health. Monetizing these non-strategic assets strengthened our balance sheet and more closely aligns with our strategic focus. We hope this is the first of a series of new opportunities to work with Elanco, the fourth largest animal health company in the world. In line with this decision, we also discontinued long-term support for two other companion animal product lines: our legacy SpotChem chemistry instrument and our Vital Path blood gas and electrolyte instrument. This effort to narrow our focus on products with the highest potential and greatest strategic importance will help improve the efficiency of our strengthened sales organization, and should help us drive profitable growth in the coming quarters."

Financial Results
Second quarter 2013 revenue was $18.3 million, down slightly as compared to the second quarter of 2012. In the second quarter of 2013, Core Companion Animal Health revenue increased approximately 1% to $15.9 million from $15.7 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue decreased approximately 6.2% to $2.4 million from $2.6 million in the second quarter last year. Gross profit was $5.0 million, or a 27.5% gross margin, in the second quarter of 2013 compared with gross profit of $8.0 million, or 44.0% gross margin, in the second quarter of 2012. Total operating expenses were $8.6 million, or 47.1% of sales, in the second quarter of 2013 compared with total operating expenses of $7.7 million, or 42.0% of sales, in the prior year period. The Company reported an operating loss of $3.6 million in the second quarter of 2013, compared to operating income of $383 thousand in the second quarter of 2012. Loss before income taxes was $3.6 million in the second quarter of 2013, down from income before taxes of $440 thousand in the prior year period. In the second quarter of 2013, net loss attributable to Heska Corporation was $2.2 million, or $0.38 per diluted share, compared to net income attributable to Heska Corporation of $262 thousand, or $0.05 per diluted share, in the second quarter of 2012.

Balance Sheet
As of June 30, 2013, Heska had $5.4 million in cash and working capital of $12.2 million. Stockholders’ equity decreased to $46.2 million compared to $48.9 million as of December 31, 2012.

Investor Conference Call
Management will conduct a conference call on Wednesday, August 7, 2013 at 9 a.m. MDT (11 a.m. EDT) to discuss the second quarter 2013 financial results. To participate, dial (877) 941-6010 (domestic) or (480) 629-9643 (international); the conference call access number is 4632000. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska’s home page at www.heska.com until August 21, 2013. The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international). The replay access number is 4632000.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single-use, point-of-care tests, pharmaceuticals and vaccines. The Company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results, including Cuattro Veterinary USA, LLC, which was recently renamed Heska Imaging US, LLC ("Cuattro Vet USA"). These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the future success of any acquisition, including Cuattro Vet USA, of which Heska owns 54.6%; uncertainties related to Heska’s future ownership position in Cuattro Vet USA as a third party has the right to repurchase Heska’s 54.6% interest; uncertainties related to Heska’s ability to successfully market and sell its products in an economically sustainable manner; uncertainties related to the future business performance impact of reductions in selling and marketing expenses; risks related to uncertainties related to Heska’s ability to generate increased sales and profits due to any coordinated product selling strategy with Cuattro Vet USA; uncertainties related to Heska’s ability to enter into an economically attractive agreement with any third-party, including Elanco Animal Health; uncertainties related to the performance and brand image of Cuattro Vet USA’s product and service offerings; competition; uncertainties related to the commercialization of products Heska may introduce in the future, such as market acceptance; risks related to Heska’s reliance on third party suppliers, which is substantial; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Financial Table Follows:

Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended March 31,
	2012	2013	2012	2013
Revenue:
Core companion animal health	$15,701	$15,851	$32,281	$31,500
Other vaccines, pharmaceuticals and products	2,570	2,410	5,165	5,740
Total revenue, net	18,271	18,261	37,446	37,240

Cost of revenue	10,223	13,241	20,475	24,418

Gross profit	8,048	5,020	16,971	12,822

Operating expenses:
Selling and marketing	4,751	4,838	9,639	9,963
Research and development	203	483	537	873
General and administrative	2,711	3,277	5,330	6,246
Total operating expenses	7,665	8,598	15,506	17,082
Operating income (loss)	383	(3,578)	1,465	(4,260)
Interest and other (income) expense, net	(57)	52	85	41
Income (loss) before income taxes	440	(3,630)	1,380	(4,301)
Income tax expense (benefit)
Current tax expense	34	59	82	65
Deferred tax expense (benefit)	144	(1,222)	452	(1,547)
Total income tax expense (benefit)	178	(1,163)	534	(1,482)
Net income (loss)	$262	$(2,467)	$846	$(2,819)
Net income (loss) attributable to non-controlling interest	---	(239)	---	(205)
Net income (loss) attributable to Heska Corporation	262	(2,228)	846	(2,614)

Basic net income (loss) per share attributable to Heska Corporation	$0.05	$(0.38)	$0.16	$(0.46)
Diluted net income (loss) per share attributable to Heska Corporation	$0.05	$(0.38)	$0.15	$(0.46)

Weighted average oustanding shares used to compute basic net income (loss) per share attributable to Heska Corporation	5,327	5,804	5,296	5,676

Weighted average outstanding shares used to compute diluted net income (loss) per share attributable to Heska Corporation	5,583	5,804	5,517	5,676

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2012	June 30, 2013
Cash and cash equivalents	$5,784	$5,410
Total current assets	32,955	29,396
Note receivable - related party	----	1,379
Total assets	66,826	88,745
Line of credit	2,552	1,991
Other short-term borrowings, including current portion of long-term note payable	----	986
Total current liabilities	14,389	17,224
Long-term note payable, net of current portion	----	435
Non-controlling interest	----	12,551
Public Common Stock subject to redemption	----	2,888
Stockholders' equity	48,862	46,242

###